                                                                                                                                                                                                                                                                                                                                                            Exhibit 10.2

Airgas, Inc. Management Bonus Plan
For Corporate Management
Key Definitions:
➢	Plan: The Airgas Management bonus plan ("Plan") for Corporate Management as detailed in this document.
➢	Purpose: To incentivize Participants to focus on achieving the strategic Corporate goals of Airgas, Inc. ("Airgas").
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Eligibility date:  The first day of the Plan Period for Airgas associates on active status.  Associates hired during the Plan Period shall become eligible upon date of hire/re-hire.  Associates who are on inactive status as of the first day of the Plan Period (whether on approved leaves of absence or otherwise), shall become eligible upon their return to active status.

➢	Plan period: The Plan will be effective for the period April 1, 2015 through December 31, 2015 and the period from January 1, 2016 through December 31, 2016 (each such period, a "Plan Period")..
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Plan participants:  This Plan applies to those Corporate associates who: 1) were approved to participate in the Plan;  and 2) were notified they were eligible to participate in the Plan and provided a percentage of their base salary that would be used to calculate their target bonus under the Plan in writing signed by an authorized Airgas representative (the "Participants").  Except as otherwise noted in this Plan, Participants must remain employed in an eligible position through the last day of the Plan Period in order to be eligible to receive a Bonus for such Plan Period.

➢
How Bonuses are Earned:  Participants must meet all the conditions set forth in this Plan, as well as in Appendix A, to earn any bonus payment under this Plan (a "Bonus").  There shall be no right or entitlement to any Bonus under this Plan unless all the conditions necessary for earning and payout of the Bonus have been achieved.

➢	Payout date: Bonuses will be paid as soon as can be reasonably and accurately calculated, and in any event within 75 days following the close of the Plan Period.
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Payout amount:  The Bonus amounts will be consistent with the business metrics as set forth in Appendix A to this Plan and the Plan Guidelines below.  The salary used to calculate the Bonus amount will be the Participant's salary on the last day of the Plan Period (prorated, in the case of the Plan Period ending December 31, 2015, for the period from April 1, 2015 through December 31, 2015) unless a promotion occurred during the Plan Period and the Participant is otherwise notified in writing.  For the Plan Period ending December 31, 2015, of the Airgas financial performance targets originally established in respect of the four quarters covered by the period April 1, 2015 through March 31, 2016, the targets relating to the three quarters covered by the period April 1, 2015 through December 31, 2015 will apply.   For the Plan Period ending December 31, 2016, the applicable performance targets will relate to calendar year 2016.

Plan Guidelines:
➢	The Plan does not alter the at-will status of a Participant's employment, nor does it create an employment contract for continued employment of any duration.
➢	All Bonuses will be subject to normal state, federal and/or local taxes. Bonuses under this Plan may be paid by direct deposit where applicable.
➢	All Bonuses will be calculated using financial data as of the end of the Plan Period and, except as expressly noted below, will be made on a single payout date for all Participants.
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Except as expressly set forth below, a Participant who voluntarily or involuntarily terminates employment on or before the last day of the Plan Period will not earn any Bonus under this Plan for such Plan Period.

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Retirement:  A Participant who retires during the Plan Period shall be eligible for a prorated Bonus.  Under this Plan, retirement is defined as the termination of a Participant's service by such Participant (and not related to any misconduct) where on the termination date, the Participant is at least age 65 or the sum of the Participant's age and years of employment with Airgas or an Airgas subsidiary measured from the Participant's service date is at least 75 years.  Any Bonus paid will be prorated based upon the length of time the retired Participant was actively working during the Plan Period.

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Death:  The beneficiary of a Participant who dies during the Plan Period shall be eligible for a prorated Bonus.  Any Bonus paid will be prorated based upon the length of time the deceased Participant actively worked during the Plan Period.

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Proration of the Bonus Amount:  Under the circumstances specified below, Participants who remain employed as of the last day of the Plan Period will be eligible to receive a prorated Bonus provided they have been employed in their position at least 30 days.  All prorations, including those addressed above for retired and deceased associates, are based upon whole months.  A Participant who moves into active status between the 1st and 15th of a month will be credited with a full month of service for that month, while one who moves into active status between the 16th and the final day of the month will not be credited with any service for that month.  A Participant who moves out of active status between the 1st and 15th of a month will not be credited with a full month of service for that month, while one who moves out of active status between the 16th and the final day of the month will  be credited with service for that month.

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A Participant who takes an approved leave of absence during the Plan Period and returns to active status on or before the last day of the Plan Period, shall be eligible to receive a prorated Bonus based upon the number of months the associate actively worked during the Plan Period.

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A Participant who is on an approved leave of absence as of the last day of the Plan Period shall be eligible to receive a prorated Bonus based upon the number of months the Participant actively worked during the Plan Period.

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A Participant who spends a portion of the Plan Period actively working in a position that is eligible for participation in this Plan and a portion working in a position that is not, will be eligible to receive a prorated Bonus based upon the number of months actively worked in the position(s) eligible for this Plan.

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A Participant who works during the Plan Period in multiple positions that are eligible for participation in a Management Bonus Plan, but which have different business metrics used to calculate the Bonus amounts, shall be eligible to receive a bonus under each such plan that is prorated for the number of months actively worked in each such position.

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Plan Review:  Review of the Plan will occur periodically to determine effectiveness of the Plan, whether the Plan will be renewed for any successive period, and if renewed, the business metrics used to determine the Bonus amounts for the next Plan Period will be established at that time.

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Disputes:  Any dispute or disagreement concerning the terms of this Plan, the eligibility for any payments hereunder, or the amount of such payments shall be referred to the Senior Vice President for Human Resources for resolution, whose decision shall be final and binding and reviewable only for an abuse of discretion.

Acknowledgement and Agreement
I acknowledge that I have received and reviewed the Airgas, Inc. Management Bonus Plan for Corporate Management (the "Plan") together with Appendix A, and agree to the terms and conditions of the Plan.  I also understand and agree that the terms and conditions of the Plan supersede and replace any and all prior plans, agreements and understandings concerning the Company's bonus plans, bonus policies or schedules, and exclusively determine my ability to earn bonuses as an associate of the Company.  I acknowledge that the Company may terminate or make changes to this Plan, its bonus policies or schedules at any time, but such changes must be in writing to be effective.  Finally, I understand and agree that nothing in this Plan is intended to or shall modify my status as an at-will associate of the Company. I understand that my employment may be terminated by me or the Company at any time, with or without cause and with or without advance notice.

Associate name:  ________________________                                                                                                                                              Eligibility date: ___________________

Associate signature:  ____________________________                                                                                                                     Signature date: __________________

Airgas, Inc.                                                                                                                                                                                                                                                    Dated:

______________________________________________

Airgas, Inc. Management Bonus Plan
For Corporate Management
Appendix A
Pay for Performance Relationship
The basis of pay for performance starts with the target awards, and the assumption that if the target is met for any given measure, payment will be made at 100% of the target. The next step is to take into consideration that the targets have some stretch built into them and an achievement that falls below 100% still represents good performance. How much below the 100% level achievement can fall and still be rewarded is dependent on the measure. Similarly, how large a payment is above the 100% level is also dependent on the measure.
The measures used to determine bonus amount for participants in the Plan are: Airgas Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), Return on Capital (ROC) and individual performance.
EBITDA is defined as revenue minus expenses excluding interest, income taxes, depreciation and amortization. EBITDA is the key profit measurement at Airgas and thus serves as the most comprehensive metric for our performance.  Seventy Percent (70%) of the Bonus potential will be based on EBITDA.
ROC measures operating income as a percentage of Average Capital Employed. Fifteen Percent (15%) of the Bonus potential will be based on ROC.
	Capital Employed is defined as total Assets less non-interest bearing Current Liabilities.
	Average Capital Employed is the average of the Capital Employed at the beginning of the fiscal year and the end of each month during the fiscal year.
Individual Performance is a measure of how well you met the objectives agreed between you and your manager at the start of the fiscal year. In aggregate, individual performance accounts for 15% of the Plan Period Bonus potential.
Each objective is weighted so that the maximum achievement percentage for all accountabilities equals 100%. For Participants who also participate in the Airgas, Inc. Executive Bonus Plan (the "Executive Plan"), the 15% of their bonus potential in respect of a Plan Period that is based on individual performance will be determined and paid under the Plan, and the remaining 85% of their bonus potential in respect of a Plan Period will be determined and paid under the Executive Plan.

For each Plan Period, the following charts outline the relationships that apply between the achievement of a particular financial goal and the payout associated with the achievement of that goal.

EBITDA	ROC
Achievement	Payout	Achievement	Payout
105%	140%	107%	150%
104%	132%	106%	140%
103%	124%	105%	130%
102%	116%	104%	120%
101%	108%	103%	110%
100%	100%	102%	100%
99%	93%	101%	100%
98%	86%	100%	100%
97%	79%	99%	100%
96%	72%	98%	100%
95%	65%	97%	90%
94%	58%	96%	80%
93%	51%	95%	70%
92%	44%	94%	60%
91%	38%	93%	50%
90%	32%	92%	40%
		90%	20%

 EBITDA: No payment until reaching at least 90% achievement of target, maximum payment 140%.
 ROC: No payment until reaching at least 90% achievement of target, maximum payment 150%